CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of First Trust/Four Corners Senior Floating Rate Income Fund II:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-115414 of First Trust/Four Corners Senior Floating Rate Income Fund II on Form N-2 of our report dated July 22, 2004, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption "Experts" in the Statement of Additional Information.



DELOITTE & TOUCHE LLP
Chicago, Illinois
August 19, 2004